EXHIBIT 5.1

DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016

June 1, 2026

Amtech Systems, Inc.

58 South River Drive, Suite 370

Tempe, Arizona 85288

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with the issuance by the Company of an aggregate of 2,926,829 shares of the Company’s common stock (the “Shares”), pursuant to an underwriting agreement dated June 1, 2026 by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC, and the Company’s Registration Statement on Form S-3 (File No. 333-294296), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2026 (the “Registration Statement”), including the base prospectus dated March 23, 2026 contained in the Registration Statement (the “Base Prospectus”) and the prospectus supplement thereto dated June 1, 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), each filed under the Securities Act of 1933, as amended (the “Act”), with the SEC. The number of Shares shall include all shares of the Company’s common stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined such documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. The opinion expressed herein is limited to the Arizona Business Corporation Act.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Prospectus. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)